Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Year-End 2009 Financial Results

2009 Aggregate Partner Company Revenues Grew 46% to $262 Million;
2010 Aggregate Partner Company Revenue Forecasted to be $300 Million to $325 Million;
Live Conference Call and Webcast Scheduled for 9am EST at www.safeguard.com/earnings

WAYNE, Pa.--(BUSINESS WIRE)--March 11, 2010--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that aggregate revenue of its partner companies for the year was $262 million, up 46% from $179 million in 2008, exceeding the company’s 2009 guidance of $223 million to $243 million, as adjusted to reflect the inclusion of two new partner companies.

Safeguard’s fourth quarter consolidated net loss from continuing operations attributable to common shareholders was $58.5 million, or $2.88 per share, compared with a net loss of $19.4 million, or $0.96 per share, for the three months ended December 31, 2008. The loss in the fourth quarter was principally due to the quarterly fair value adjustment with respect to our holdings of common stock of Clarient, Inc. based on the change in its share value during the period. For the year, net income from continuing operations attributable to common shareholders was $66.2 million, or $3.26 per share, compared with a loss of $42.8 million, or $2.10 per share, in 2008.

“Safeguard generated tangible value in 2009 and enters 2010 with a strong mix of well-positioned partner companies,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “Despite a daunting economic environment and volatile capital markets in 2009, we improved Safeguard’s liquidity, reduced corporate debt and expenses, and added two partner companies – MediaMath, Inc. and Quinnova Pharmaceuticals, Inc. – with solid growth and profitability prospects. In addition, the company’s market capitalization increased nearly 150% from December 31, 2008 to December 31, 2009. By comparison, the indices for the Russell 2000, Dow Jones Industrials and Diversified Investment Firms were up 25%, 15% and 8%, respectively, for the same period.”

Key developments in 2009 included:

  Completion of a 1-for-6 reverse split of Safeguard common stock, reducing the number of shares outstanding from 122.3 million to 20.4 million. “We believe this transaction broadened Safeguard’s appeal to investors,” Boni said. “The company’s stock price at year-end 2009 was $10.31 per share, versus $4.14 at December 31, 2008 on a split-adjusted basis.”
  Placement by partner company Clarient, Inc. (Nasdaq: CLRT) of $40 million in convertible preferred stock with Oak Investment Partners. The new capital enabled Clarient to extinguish all of its outstanding debt, except for receivable financing. In addition, the transaction allowed Safeguard to recapture more than $30 million in Clarient borrowings and cash collateral supporting Clarient debt with third parties. Safeguard has no further contractual commitment to provide additional capital to Clarient.

  Sale of a total of 18.4 million shares of Clarient common stock in a public offering to a broad group of institutional investors. The sale reduced Safeguard’s stake in Clarient to 28% on an as-converted basis. Gross proceeds from the sale were approximately $61 million.
  Repurchase of an additional $7.8 million in face value of Safeguard’s 2.625% convertible senior debentures, due March 2024. The $7.3 million transaction brought Safeguard’s debenture repurchase total since 2006 to $71.8 million in face value, reducing the outstanding balance of the original 2004 issue of $150 million to $78.2 million.

In addition to the above, the Company also announced this morning that it entered into privately negotiated agreements with certain institutional holders of an aggregate of approximately $47 million of its 2.625% convertible debentures pursuant to which such holders will exchange their 2.625% debentures for a like amount of new debentures due 2014. The remaining existing balance of the 2.625% convertible debentures is approximately $31 million. The new senior convertible debentures bear interest at an annual rate of 10.125%. The effective conversion price for the new debentures is $16.50, subject to certain restrictions. If the new debentures are converted, the Company has the right to settle the conversion in stock, cash or a combination thereof at its choosing. “This transaction gives us enhanced financial flexibility as we approach the first put date of our 2.625% debentures in March 2011. By establishing a 2014 maturity date for the new debentures, we are better matching our long term debt obligations with our exit expectations regarding our partner company interests and continuing cash deployment plans,” said Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer at Safeguard.

In 2010, Zarrilli also noted that Safeguard will focus on continuing to strengthen the company’s financial position. “We will manage cash deployments appropriately to continue to support our partner companies, as well as augment existing capital with well-timed exits and alternative sources of capital,” Zarrilli concluded.

Safeguard reported aggregate partner company revenue of $262 million in 2009, as compared to $179 million in 2008 and $100 million in 2007. Safeguard projects aggregate partner company revenue for 2010 in the range of $300 million to $325 million. For life sciences partner companies, aggregate revenue for 2010 is expected to be between $200 million and $218 million, excluding pre-revenue companies Avid Radiopharmaceuticals, Garnet BioTherapeutics, NuPathe and Tengion. For technology partner companies, revenue is expected to be between $100 million and $107 million. The aggregate revenue stated here for 2007 through 2009 has been adjusted to include revenue for those periods related to the addition of our new partner companies in 2009.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a profitable regenerative medicine company, recently reported a nearly 100% year-over-year increase in annual revenue to approximately $85 million, due to surging demand for its bio-engineered skin substitute Dermagraft™ for diabetic foot ulcers. Annual incidence of diabetic foot ulcers in the U.S. is more than 800,000, representing an addressable market of more than $1 billion. ABH is aggressively expanding its U.S. commercial sales force and exploring new applications of its products in domestic and international markets. In late 2009, an international clinical trial was launched to assess the safety and efficacy of Dermagraft in healing venous leg ulcers, a market opportunity estimated at an additional $600 million. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% ownership position.

Alverix, Inc. produces low-cost, handheld medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. The company continues to grow its platform of OEM partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in 2010. Alverix has signed two partnerships, representing significant revenue over the next five years. Safeguard has deployed $4.5 million of capital in Alverix since October 2007 and has a 50% ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products to enable early diagnosis and prognosis of neurodegenerative diseases. Avid remains on track with FDA Phase III trials of its lead compound, 18F-Florbetapir (AV-45), which binds to amyloid plaques in the brain to image Alzheimer's disease, potentially addressing a population of over 9 million people with cognitive impairment in the U.S. alone by 2020. An NDA submission is anticipated in 2010. Avid’s 18F-AV-133 imaging compound for the detection of Parkinson’s disease and Dementia with Lewy Bodies pathology is currently in Phase II trials, while its compound for imaging diabetes pathology is currently in proof of concept Phase I trials. Safeguard has deployed $12 million of capital in Avid since May 2007 and has a 14% ownership position.

Cellumen, Inc., an innovator in solutions for accurate predictions of drug efficacy and safety, recently announced the addition of a promising, early-safety assessment process for use in drug development to treat cardiac disease. Safeguard has deployed $6.8 million of capital in Cellumen since June 2007 and has a 59% ownership position.

Clarient, Inc. (Nasdaq: CLRT), a premier diagnostics services resource for pathologists, oncologists and the pharmaceutical industry reported solid results for 2009. Clarient’s test volume increased 20% year-over-year while its customer base of oncology and pathology practices in the U.S. exceeds 1,125, reflecting a better than 98% customer retention rate. Today, Clarient’s more than 300 higher margin, advanced molecular cancer-diagnostic tests are being used to detect tumors of the breast, colon, prostate and lung as well as lymphoma/leukemia. Clarient’s 2009 revenue was $91.6 million, up 24% from 2008. Clarient expects revenues for the full-year 2010 to range from $108 million to $115 million, representing a year-over-year growth rate of between 18% and 25% from 2009 revenues.

During the fourth quarter, Clarient acquired Applied Genomics, Inc. (AGI) in an all-stock transaction valued at up to $17.6 million, if all conditions are met. The AGI acquisition broadens Clarient’s product pipeline and expands its geographic footprint through AGI’s lab facilities in Alabama. In addition, during the quarter Clarient implemented tighter controls across the organization, which improved billing and collections metrics as new accounting assumptions and systems began to take hold. In addition, bad debt expense declined 18% as a percentage of revenue; DSOs declined by 17 days from 103 to 86 days; cash collections were $23.3 million; and cash flows from operations were $3.4 million. As a result, after five years of rapid top-line growth, Clarient is approaching sustainable profitability.

Safeguard’s holdings of Clarient common stock and warrants had a fair value of $75.5 million as of the close of business yesterday, versus $80.5 million at December 31, 2009, based on previous market prices as of each of such dates. Safeguard owns 28.0% of Clarient’s outstanding common shares on an as-converted basis. Clarient is included in the Russell 2000 Index.

Garnet BioTherapeutics, Inc. is a clinical-stage regenerative medicine company focused on accelerating healing and reducing scarring and inflammation while promoting healing in cosmetic wounds, an addressable market estimated at more than $850 million in the U.S. The company expects to initiate clinical trials of its lead product in Q1 2010. Garnet’s cell therapy is based on distinct, bone-marrow derived cells capable of reducing inflammation and promoting healing. Garnet’s cost-effective, compliant manufacturing process derives a high number of doses from a single, adult donor. Safeguard has deployed $4.0 million since November 2008 for a 31% ownership position.

Molecular Biometrics, Inc. applies novel metabolomic technologies to develop accurate, non-invasive clinical tools for use in in vitro fertilization. Commercial sales will begin this quarter in Asian, European and Australian markets of ViaMetrics-E™, the company’s non-invasive process that can increase the probability of pregnancy and decrease multiple births from in vitro fertilization. In the U.S., clinical trials remain on track. Safeguard has deployed $10.0 million of capital since September 2008 for a 35% ownership position.

NuPathe Inc. specializes in the development of novel therapeutics for the treatment of neurological and psychiatric disorders including migraine, schizophrenia and Parkinson’s disease. Phase III trials for Zelrix™, the first and only migraine patch that delivers sumatriptan through NuPathe’s proven and proprietary SmartRelief™ technology, confirmed clear clinical benefits for migraine patients, including eliminating the pain, nausea and sensitivity to light and sound compared with placebo. An NDA filing for Zelrix is anticipated in 2010. The U.S. market for prescription migraine treatments is estimated at $3 billion. Progress is also being made in pre-clinical, proof-of-concept studies for NuPathe’s NP201, a novel approach to the treatment of Parkinson’s disease, and is initiating preclinical studies for NP202, a product for schizophrenia. Safeguard has deployed $12 million of capital in NuPathe since September 2006 and has a 23% ownership position.

Quinnova Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and markets novel delivery platform-based prescription dermatology drugs. The company’s FDA-approved Proderm Technology™ Foam and Cream Delivery Systems address the need for improved cost-effective treatment options, while simultaneously enhancing efficacy and patient compliance in the treatment of skin disorders, such as dermatitis, fungal infection, psoriasis and acne. Quinnova has several products on the market and generated revenue of $10 million in 2009, up 78% from 2008. Quinnova raised a $17.4 million Series B financing round during the fourth quarter 2009. Proceeds from the financing are being used to fund a Phase III clinical trial for an NDA product, which recently completed a Phase II trial; expand the company’s sales and marketing capabilities; facilitate the company’s other NDA and medical device clinical trials; and support research and development initiatives. Safeguard deployed $5 million in Quinnova October 2009 for a 26% ownership position.

Tengion Inc. is a clinical-stage, organ-regeneration company with products for urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The company is considering an initial public offering of common stock and filed a Form S-1 with the Securities and Exchange Commission in late 2009. In 2010, a human clinical trial is planned with the Tengion Neo-Urinary Conduit™ for patients with bladder cancer. Tengion recently completed a Phase II trial of its patented Tengion Neo-Bladder Augment® for children with neurogenic bladders due to spina bifida. Enrollment is complete in a second Phase II trial with the Neo-Bladder Augment in adults with neurogenic bladders due to spinal cord injuries.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

Advantedge Healthcare Solutions, Inc. (AHS) is among the nation’s largest medical billing firms using proven, proprietary software to deliver outsourced billing solutions to hospital physician groups. AHS’ state-of-the-art technology efficiently collects financial information and speeds the reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions. Since 2007, the company has completed four acquisitions, most recently an Ohio-based anesthesia billing company. It is estimated that fewer than 20% of U.S. physician practices currently outsource billing and practice management. Safeguard has deployed $13.5 million of capital in AHS beginning in November 2006 and holds a 40% ownership position.

Authentium, Inc. develops software and services to protect consumers in a connected world. Leading software providers, including Google, Microsoft and Symantec, use the company’s core technologies to create or enhance anti-malware and identity-protection software. In addition, consumers use Authentium’s identity-theft prevention product SafeCentral™ to protect e-commerce transactions through an end-to-end, secured online environment. Safeguard has deployed $9.3 million of capital in Authentium beginning in April 2006 and holds a 20% ownership position.

Beyond.com, Inc. is the largest Internet career network comprised of thousands of local, industry and niche communities in the U.S. and Canada. Beyond.com attracts niche audiences of job seekers, professionals, employees and advertisers and delivers targeted and highly relevant results through a multitude of online media and advertising models, including recruitment advertising, email marketing, banner advertising and other lead generation vehicles. The Beyond network of web sites accounts for more than 5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. Despite the weak economy, Beyond.com continues to expand its strategy and is now targeting areas to better utilize its niche communities and employers to increase market share in the online jobs-search market, remaining well positioned with long-term growth drivers intact. The online jobs-search market is consolidating and Beyond.com is exploring growth opportunities through acquisition. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and holds a 38% ownership position.

Bridgevine, Inc. is an Internet marketing company that enables consumers to compare and purchase digital services online, including Internet, phone, VoIP, TV, wireless, music and entertainment. Bridgevine leverages its proprietary technology platform to acquire leads through numerous sources, including search, e-tail and retail, and then offers a bundle of services from its growing base of participating merchants. The company is growing revenue by expanding its merchant base and lineup of products and services. Growth through strategic acquisitions also remains on the horizon. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Real Networks, Dlink, Vonage, Netflix, Qwest, Time Warner and Verizon. Safeguard has deployed $10 million of capital in Bridgevine since August 2007 and holds a 24% ownership position.

MediaMath, Inc. has developed the advertising industry’s leading real-time algorithmic buying platform for display media, utilizing data and optimization for superior performance. MediaMath’s TerminalOne™ advertising management platform runs hundreds of campaigns across 13 billion daily impressions in 23 countries. The company was first to market with its technology in 2007 and continues to build on its advantage. Today, MediaMath is employed by agencies on many of America’s leading brands including: 3 of top 5 banks/financial services firms; 4 of top 10 hotel brands; 2 of top 5 U.S. auto insurers; 2 of top 5 media companies; and 2 of top 5 packaged goods manufacturers. In 2009, MediaMath was named to the AlwaysOn OnMedia Top 100 annual listing of the hottest emerging companies in digital advertising and won the “Advertising Networks and Exchanges” category. Inclusion in the OnMedia 100 signifies leadership amongst its peers and game-changing approaches and technologies that are likely to disrupt existing markets and entrenched players. Safeguard deployed $6.7 million in July 2009 and holds an 18% ownership position.

Portico Systems, Inc. offers software and services to health insurance providers that help reduce administrative, medical and IT costs; shorten the cycle for launching new products and services; and comply with federal privacy regulations. Company revenues have grown at double-digit rates over each of the past five years. Through recent acquisitions and contracts with global healthcare companies including CIGNA and MMM Holdings, Portico now serves more than 35 healthcare customers with 42 million members annually. In 2009, the company was named Emerging Technology Company of the Year by The Eastern Technology Council and was also named to the Healthcare Informatics 100 List of top healthcare IT companies in the world for the second consecutive year. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and holds a 45% ownership position.

Swaptree, Inc. is an Internet-based business that enables users to trade books, CDs, DVDs and video games using its proprietary trade-matching software. Swaptree’s innovative model has gained significant media attention, driving a fivefold increase in the company’s user base and a 400% gain in unique-visitor totals since becoming a Safeguard partner company. In a challenging economy, Swaptree expects to continue its rapid growth as consumers look towards swapping used items as an alternative to buying new items or paying for used items. Safeguard has deployed $3.4 million of capital in Swaptree in July 2008 and holds a 29% ownership position.

SAFEGUARD SCIENTIFICS FOURTH QUARTER AND YEAR-END 2009 CONFERENCE CALL
Please call at least 10 minutes prior to call to register.

Date: Thursday, March 11, 2010

Time: 9:00am EST

Webcast: www.safeguard.com/earnings

Conference ID#: 55589548

Call-in Number: 877-640-9871
(International) +914-495-8549

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through April 11, 2010 at 11:59 pm EST

Podcast: www.safeguard.com/podcast
Available approximately 24 hours following the conclusion of the earnings call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of fourth quarter and year-end 2009 financial results followed by Q&A.

UPCOMING EVENTS IN MAY 2010

  The MoneyShow Las Vegas 2010 – Las Vegas, NV
  MDB Capital Group Bright Lights Conference 2010 – San Francisco, CA
  TechAmerica Growth Cap Financial Conference – San Francisco, CA
  Rodman & Renshaw 6th Annual Global Healthcare Conference – London, United Kingdom
  B. Riley & Co. 11th Annual Investor Conference – Santa Monica, CA.

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog at blog.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008

Assets
Cash and cash equivalents and marketable securities - Parent	$106,413	$87,914
Cash and cash equivalents - Consolidated Partner Company	-	1,838
Other current assets	7,476	30,395
Total current assets	113,889	120,147
Ownership interests in and advances to companies	167,387	85,561
Goodwill, net	-	12,729
Other	823	13,965
Total Assets	$282,099	$232,402

Liabilities and Equity
Lines of credit	$-	$14,104
Other current liabilities	7,906	17,643
Total current liabilities	7,906	31,747
Other long-term liabilities	5,461	9,945
Convertible senior debentures	78,225	86,000
Total equity	190,507	104,710
Total Liabilities and Equity	$282,099	$232,402

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue	$-	$21,937	$34,839	$73,736
Operating expenses	4,905	26,572	51,025	93,751
Operating loss	(4,905)	(4,635)	(16,186)	(20,015)
Other income (loss), net interest and equity loss	(53,572)	(14,939)	82,970	(26,052)

Net income (loss) from continuing operations before income taxes	(58,477)	(19,574)	66,784	(46,067)
Income tax benefit	-	-	14	24
Net income (loss) from continuing operations	(58,477)	(19,574)	66,798	(46,043)
Income (loss) from discontinued operations, net of tax	475	-	1,975	(9,620)
Net income (loss)	(58,002)	(19,574)	68,773	(55,663)

Less: Net (income) loss attributable to noncontrolling interest	-	180	(1,163)	3,650
Net income (loss) attributable to Safeguard Scientifics, Inc.	$(58,002)	$(19,394)	$67,610	$(52,013)

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(2.88)	$(0.96)	$3.26	$(2.10)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	0.03	-	0.07	(0.46)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$(2.85)	$(0.96)	$3.33	$(2.56)

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(2.88)	$(0.96)	$3.08	$(2.10)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	0.03	-	0.06	(0.46)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$(2.85)	$(0.96)	$3.14	$(2.56)

Weighted average shares outstanding:

Basic	20,337	20,257	20,308	20,326
Diluted	20,337	20,257	22,383	20,326

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$(58,477)	$(19,394)	$66,240	$(42,777)
Income (loss) from discontinued operations	475	-	1,370	(9,236)
Net Income (loss) attributable to Safeguard Scientifics, Inc.	$(58,002)	$(19,394)	$67,610	$(52,013)

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue
Life Sciences	$-	$21,937	$34,839	$73,736
Technology	-	-	-	-
Total Segment Results	$-	$21,937	$34,839	$73,736

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	$-	$156	$1,621	$(1,600)
Technology	-	-	-	-
Total Segment Results	-	156	1,621	(1,600)
Other Items (c)	(4,905)	(4,791)	(17,807)	(18,415)
	$(4,905)	$(4,635)	$(16,186)	$(20,015)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	$(52,297)	$(9,644)	$99,289	$(26,317)
Technology	(1,240)	(7,065)	(12,742)	(12,947)
Total Segment Results	(53,537)	(16,709)	86,547	(39,264)
Other Items (c)	(4,940)	(2,865)	(19,749)	(6,779)
Net Income (loss) from Continuing Operations	$(58,477)	$(19,574)	$66,798	$(46,043)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 17 active partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	December 31,
	2009

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$78,922	$138,355
Other holdings	7,982	35,615
	$86,904	$173,970

Fair Value Method	$80,483

	$167,387

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications